Exhibit 99.1

Chembio Diagnostics Completes Acquisition of Orangelife

Medford, NY – November 25, 2019 - Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leading point-of-care diagnostics company focused on infectious diseases, today announced that it has completed its previously announced acquisition of Orangelife Comercio e Industria Ltda., a Brazilian manufacturer and distributor of point-of-care diagnostics tests for infectious diseases.

“Our acquisition of Orangelife strategically broadens our commercialization by enhancing our presence in Brazil, which we view as one of the most attractive infectious disease testing markets in the world,” said John Sperzel, Chembio’s Chief Executive Officer. “We are excited to offer our leading point-of-care tests to the state, private and pharmacy markets, and provide additional local support to our long-time partner Bio-Manguinhos.”

About Chembio Diagnostics
Chembio is a leading point-of-care diagnostics company focused on detecting and diagnosing infectious diseases. The company’s patented DPP technology platform, which uses a small drop of blood from the fingertip, provides high-quality, cost-effective results in approximately 15 minutes. Coupled with Chembio’s extensive scientific expertise, its novel DPP technology offers broad market applications beyond infectious disease, a number of which applications are under active development with collaboration partners. Chembio’s products are sold globally, directly and through distributors, to hospitals and clinics, physician offices, clinical laboratories, public health organizations, government agencies, and consumers. Learn more at www.chembio.com.

Forward-Looking Statements
Statements contained in the second paragraph of this release that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to: the ability of Chembio to maintain existing, and timely obtain additional, regulatory approvals; and the risks of doing business with a foreign country, including geopolitical, international and other challenges as well as potential material adverse effects of tariffs and other changes in U.S. trade policy. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

DPP is Chembio’s registered trademark. For convenience, this trademark appears in this release without ® symbols, but that practice does not mean that Chembio will not assert, to the fullest extent under applicable law, its rights to the trademark.

Investor contact:
Lynn Pieper Lewis
Gilmartin Group
(415) 937-5402
investor@chembio.com